Exhibit (a)(5)(G)

For Immediate Release

Synergy Health plc (“Company”)

SUCCESSFUL COMPLETION OF TENDER OFFER FOR SHARES OF COMMON STOCK OF SRI/SURGICAL EXPRESS, INC.

On 7 June 2012 Synergy Health plc (LSE: SYR.L) announced that it had entered into a merger agreement with SRI/Surgical Express, Inc. (NASDAQ: STRC) (“SRI”) to acquire the fully diluted issued share capital of SRI for $3.70 per share. On 14 June 2012 the Company announced that it had on 13 June 2012 commenced a tender offer through its wholly-owned subsidiary, SHM Acquisition, Inc. (“Purchaser”), for all of the outstanding shares of common stock of SRI for $3.70 per share, net to the seller in cash, without interest and less any required withholding taxes. The Company is pleased to announce the successful completion of the tender offer by its wholly-owned subsidiary in the United States, SHM Acquisition, Inc. (“Purchaser”), to purchase all outstanding shares of common stock of SRI for $3.70 per share, net to the seller in cash, without interest and less any required withholding taxes. The tender offer expired at 12:00 midnight, New York City time, on Thursday, 12 July 2012 and was not extended.

Based on preliminary information from the depositary for the tender offer, shareholders of SRI had tendered and not withdrawn 5,365,901 shares of SRI common stock (including 137,204 shares tendered pursuant to the guaranteed delivery procedures), which represent approximately 82.7% of the outstanding shares on a fully diluted basis (other than the restricted stock awards and company stock options of SRI which SRI has cancelled and is in the process of cashing out). Purchaser has accepted for payment all validly tendered shares and will promptly make payment to the depositary for the accepted Shares.

The Company also announces that as at least 80% of SRI’s outstanding shares were validly tendered, the Company’s wholly owned subsidiary, Synergy Health US Holdings Limited (“Parent”), and Purchaser are able to effect a short-form merger in accordance with Florida law. Parent and Purchaser intend to effect a short-form merger as promptly as practicable, without the need for a meeting of SRI’s shareholders. As a result of the merger, the remaining SRI shareholders who did not tender their shares in the tender offer will receive the same $3.70 per share price, without interest and subject to any required withholding taxes, that was paid in the tender offer. After the merger, SRI will be a wholly-owned subsidiary of Parent and SRI shares will cease to be traded on NASDAQ. SRI shareholders who did not tender their shares in the tender offer will receive relevant information in the mail on how to receive payment for their shares in connection with the merger.

Forward Looking Statements

This press release contains statements that are forward-looking and are subject to risks and uncertainties that could cause actual results to materially differ from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements and information regarding the intent, belief or current expectation of Synergy Health plc and members its senior management team. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer; uncertainties as to how many of SRI’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transactions may not be satisfied or waived, including that a governmental or regulatory authority may prohibit or delay the consummation of the transactions; the effects of disruption from the proposed transactions making it more difficult to maintain relationships with employees, customers and/or other business relationships; other business effects, including the effects of industry, regulatory, economic and/or market conditions that are outside of the control of Synergy Health plc; unexpected transaction costs and actual or contingent liabilities; and other risks and uncertainties addressed in the the Tender Offer Statement on Schedule TO and Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission in connection with the tender offer. Synergy Health plc does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

Media/Investor Contacts

Synergy Health plc:

Dr Richard Steeves, Chief Executive

Gavin Hill, Finance Director

01793 891891

Investec Bank plc:

Patrick Robb

Daniel Adams

Carlton Nelson

0207 597 5970